Exhibit 10.6

ADDENDUM TO SHAREHOLDER LOAN AGREEMENT

THIS ADDENDUM made and entered into on this 31st day of December, 2012 by and between Soul and Vibe Entertainment, Inc. (the "Corporation") and Peter Anthony Chiodo (the “Shareholder”), an individual.

NOW, THEREFORE, in consideration of the Shareholder Agreement between the parties wherein the Shareholder agreed to loan certain monies (the “Loan”) to the Corporation dated July 14, 2011, the parties agree to the following amendments:

1.	Loan Amount and Interest: The Shareholder will increase the loan amount to a maximum of $100,000 to the Corporation, when necessary, to provide sufficient cash flow and maintain operations and the Corporation promises to repay the principal amount to the Shareholder with interest payable on the unpaid balance at the rate of 3.50 percent per annum, calculated annually not in advance.

2.	Payment: Repayment shall be made when either additional funding is received or a profit exists. The Corporation will retain the right to prepay the entire outstanding amount at any time without penalty.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in their respective names, in person or by their authorized officers, as of the day and year first above written.

CORPORATION	SHAREHOLDER